Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in RadioShack Corporation's Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Fort Worth, TX
May 26, 2009